Exhibit 3

FOMENTO ECONÓMICO MEXICANO, S.A. DE C.V. AND SUBSIDIARIES

MONTERREY, N.L., MEXICO

INDEX TO FINANCIAL STATEMENTS

Page

Consolidated balance sheets at June 30, 2004 (unaudited) and December 31, 2003	Ex 3-2

Consolidated income statements (unaudited) for the six months ended June 30, 2004 and 2003	Ex 3-3

Consolidated statements of changes in financial position (unaudited) for the six months ended June 30, 2004 and 2003	Ex 3-4

Consolidated statements of changes in stockholders’ equity for the six months ended June 30, 2004 (unaudited) and 2003 and the year ended December 31, 2003	Ex 3-5

Notes to the consolidated financial statements at June 30, 2004 and 2003 (unaudited) and December 31, 2003 (audited)	Ex 3-6

Ex 3 - 1

FOMENTO ECONÓMICO MEXICANO, S.A. DE C.V. AND SUBSIDIARIES

MONTERREY, N.L., MEXICO

Consolidated Balance Sheets

At June 30, 2004 and December 31, 2003

Amounts expressed in millions of U.S. dollars ($) and

in millions of constant Mexican pesos (Ps.) as of June 30, 2004

	Unaudited June 30, 2004			December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$685	Ps.	7,890	Ps.	7,907
Accounts receivable	378		4,349		4,202
Inventories	607		6,986		7,020
Recoverable taxes	121		1,388		654
Prepaid expenses	64		742		640

Total current assets	1,855		21,355		20,423

Investments in shares	80		926		950
Property, plant and equipment	3,725		42,887		43,219
Other assets	561		6,445		6,431
Intangible assets and goodwill	3,107		35,770		35,465

TOTAL ASSETS	$9,328	Ps.	107,383	Ps.	106,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank loans	$180	Ps.	2,070	Ps.	2,498
Interest payable	37		425		411
Current maturities of long-term debt	228		2,620		2,639
Suppliers	565		6,500		7,154
Taxes payable	134		1,547		1,463
Accounts payable, accrued expenses and other liabilities	289		3,329		2,994

Total current liabilities	1,433		16,491		17,159

Long-Term Liabilities:
Bank loans and notes payable	2,760		31,774		33,943
Labor liabilities	170		1,953		1,874
Deferred income taxes	292		3,364		3,922
Other liabilities	222		2,554		2,535

Total long-term liabilities	3,444		39,645		42,274

Total liabilities	4,877		56,136		59,433

Stockholders’ Equity:
Minority interest in consolidated subsidiaries	1,753		20,185		18,017

Majority interest:
Capital stock	375		4,312		4,312
Additional paid-in capital	1,064		12,257		12,257
Retained earnings from prior years	1,593		18,341		15,708
Net income	211		2,434		3,165
Cumulative translation adjustment	(59)		(683)		(637)
Cumulative result of holding non-monetary assets	(486)		(5,599)		(5,767)

Total majority interest	2,698		31,062		29,038

Total stockholders’ equity	4,451		51,247		47,055

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,328	Ps.	107,383	Ps.	106,488

The accompanying notes are an integral part of these consolidated balance sheets.

Monterrey, N.L., Mexico, July 19, 2004

/s/ JOSÉ ANTONIO FERNÁNDEZ CARBAJAL	/s/ FEDERICO REYES GARCÍA
Chief Executive Officer	Chief Financial Officer

Ex 3 - 2

FOMENTO ECONÓMICO MEXICANO, S.A. DE C.V. AND SUBSIDIARIES

MONTERREY, N.L., MEXICO

Consolidated Income Statements (Unaudited)

For the six months ended June 30, 2004 and 2003

Amounts expressed in millions of U.S. dollars ($) and

in millions of constant Mexican pesos (Ps.) as of June 30, 2004, except per share data

	Six Months Ended June 30,
	2004		2003
Net sales	$3,785	Ps.43,568	Ps.33,304
Other operating revenues	13	144	135

Total revenues	3,798	43,712	33,439
Cost of sales	2,015	23,198	17,356

Gross profit	1,783	20,514	16,083

Operating expenses:
Administrative	271	3,124	2,653
Sales	971	11,182	8,132

	1,242	14,306	10,785

Income from operations	541	6,208	5,298
Participation in affiliated companies	1	9	(21)

	542	6,217	5,277

Integral result of financing:
Interest expense	(145)	(1,668)	(961)
Interest income	16	180	343
Foreign exchange loss	(15)	(167)	(971)
Gain on monetary position	47	544	36

	(97)	(1,111)	(1,553)
Other expenses, net	(20)	(231)	(568)

Income before income tax, tax on assets and employee profit sharing	425	4,875	3,156
Income tax, tax on assets and employee profit sharing	168	1,920	1,329

Consolidated net income before extraordinary items	257	2,955	1,827
Extraordinary items	102	1,175	—

Consolidated net income	$359	Ps. 4,130	Ps. 1,827

Net majority income	211	2,434	1,217
Net minority income	148	1,696	610

Consolidated net income	$359	Ps. 4,130	Ps. 1,827

Net majority income (U.S. dollars and constant Mexican pesos):
Per Series “B” share:
Before extraordinary items	$0.028	Ps. 0.319	Ps. 0.205
Extraordinary items	0.008	0.090	—

Per Series “D” share:
Before extraordinary items	$0.035	Ps. 0.399	Ps. 0.256
Extraordinary items	0.010	0.113	—

The accompanying notes are an integral part of these consolidated income statements.

Ex 3 - 3

FOMENTO ECONÓMICO MEXICANO, S.A. DE C.V. AND SUBSIDIARIES

MONTERREY, N.L., MEXICO

Consolidated Statements of Changes in Financial Position (Unaudited)

For the six months ended June 30, 2004 and 2003

Amounts expressed in millions of U.S. dollars ($) and

in millions of constant Mexican pesos (Ps.) as of June 30, 2004

	Six Months Ended June 30,
	2004			2003
Resources Generated by (Used in):
Operations:
Consolidated net income before extraordinary items	$257	Ps.	2,955	Ps.	1,827
Extraordinary items	102		1,175		—

Consolidated net income	359		4,130		1,827
Depreciation	154		1,768		1,373
Impairment of long-lived assets	9		109		419
Deferred taxes	(39)		(454)		(24)
Amortization and other	110		1,275		1,083

	593		6,828		4,678

Working capital:
Accounts receivable	(20)		(228)		49
Inventories	(25)		(288)		(614)
Prepaid expenses	(9)		(100)		(251)
Suppliers and other liabilities	7		78		(932)
Recoverable taxes, net	(35)		(416)		(888)
Interest payable	1		14		(58)
Labor liabilities	(9)		(98)		(6)

Net Resources Generated by Operating Activities	503		5,790		1,978

Investments:
Investments in shares	3		36		6
Property, plant and equipment	(115)		(1,314)		(1,833)
Intangible assets and other	(136)		(1,570)		(1,296)
Acquisition of Panamco	—		—		(29,819)
Other investments	3		29		(345)

Net Resources Used in Investing Activities	(245)		(2,819)		(33,287)

Financing Activities:
Bank loans	(1,007)		(11,597)		(10,581)
Amortization in real terms of long-term liabilities	(54)		(616)		(91)
Bank loans acquired during the period	812		9,343		28,257
Notes payable and others	20		228		78
Capital contribution by The Coca-Cola Company	—		—		7,158
Dividends declared and paid	(71)		(815)		(1,088)
Capital contribution by minority interest	50		570		—
Cumulative translation adjustment	(10)		(101)		145

Net Resources Used in Financing Activities	(260)		(2,988)		23,878

Cash and cash equivalents:
Net decrease	(2)		(17)		(7,431)
Initial balance	687		7,907		15,480

Ending balance	$685	Ps.	7,890	Ps.	8,049

The accompanying notes are an integral part of these consolidated statements of changes in financial position.

Ex 3 - 4

FOMENTO ECONÓMICO MEXICANO, S.A. DE C.V. AND SUBSIDIARIES

MONTERREY, N.L., MEXICO

Consolidated Statements of Changes in Stockholders’ Equity

For the six months ended June 30, 2004 and 2003 (Unaudited) and the year ended December 31, 2003

Amounts expressed in millions of constant Mexican pesos (Ps.) as of June 30, 2004

	Capital Stock		Additional Paid-in Capital		Retained Earnings from Prior Years		Net Income		Cumulative Translation Adjustment		Cumulative Result of Holding Non-monetary Assets		Total Majority Interest		Minority Interest in Consolidated Subsidiaries		Total Stockholders’ Equity
Balances at December 31, 2002	Ps.	4,312	Ps.	10,514	Ps.	13,130	Ps.	2,993	Ps.	(438)	Ps.	(6,082)	Ps.	24,429	Ps.	10,447	Ps.	34,876

Transfer of prior year income		—		—		2,993		(2,993)		—		—		—		—		—
Dividends declared and paid		—		—		(415)		—		—		—		(415)		(673)		(1,088)
Capital contribution by The Coca-Cola Company		—		1,743		—		—		—		—		1,743		5,415		7,158
Comprehensive income		—		—		—		1,217		66		(201)		1,082		1,411		2,493

Balances at June 30, 2003		4,312		12,257		15,708		1,217		(372)		(6,283)		26,839		16,600		43,439
Comprehensive income from July to December 2003		—		—		—		1,948		(265)		516		2,199		1,417		3,616

Balance at December 31, 2003		4,312		12,257		15,708		3,165		(637)		(5,767)		29,038		18,017		47,055

Transfer of prior year income		—		—		3,165		(3,165)		—		—		—		—		—
Dividends declared and paid		—		—		(532)		—		—		—		(532)		(283)		(815)
Capital contribution by minority interest		—		—		—		—		—		—		—		570		570
Comprehensive income		—		—		—		2,434		(46)		168		2,556		1,881		4,437

Balances at June 30, 2004	Ps.	4,312	Ps.	12,257	Ps.	18,341	Ps.	2,434	Ps.	(683)	Ps.	(5,599)	Ps.	31,062	Ps.	20,185	Ps.	51,247

The accompanying notes are an integral part of these consolidated statements of changes in stockholders’ equity.

Ex 3 - 5

FOMENTO ECONÓMICO MEXICANO, S.A. DE C.V. AND SUBSIDIARIES

MONTERREY, N.L., MEXICO

Notes to the Consolidated Financial Statements

At June 30, 2004 and 2003 (Unaudited) and December 31, 2003 (Audited)

Amounts expressed in millions of U.S. dollars ($) and in millions of constant Mexican pesos (Ps.) as of June 30, 2004

Note 1. Activities of the Company.

Fomento Económico Mexicano, S.A. de C.V. (“FEMSA”) is a Mexican holding company. The principal activities of FEMSA and its subsidiaries (the “Company”), as an economic unit, are carried out by operating subsidiaries and grouped under direct and indirect holding company subsidiaries (the “Subholding Companies”) of FEMSA. The following is a description of such activities, together with ownership interest in each Subholding Company:

Subholding Company	% Ownership	Activities
Coca-Cola FEMSA, S.A. de C.V. and Subsidiaries (“Coca-Cola FEMSA”)	45.7% (53.6% of the voting shares)	Production, distribution and marketing of certain Coca-Cola trademark beverages in Mexico, Guatemala, Nicaragua, Costa Rica, Panama, Venezuela, Colombia, Brazil and Argentina. The Coca-Cola Company indirectly owns 39.6% of Coca-Cola FEMSA’s capital stock. In addition, shares representing 14.7% of Coca-Cola FEMSA’s capital stock are listed on the Bolsa Mexicana de Valores, S.A. de C.V. (“BMV”) and The New York Stock Exchange, Inc. (“NYSE”).

FEMSA Cerveza, S.A. de C.V. and Subsidiaries (“FEMSA Cerveza”)	70%	Production, distribution and marketing of beer through its principal operating subsidiary, Cervecería Cuauhtémoc Moctezuma, S.A. de C.V., which operates six breweries throughout Mexico and produces and distributes 15 different brands of beer, of which the five most important are: Tecate, Carta Blanca, Superior, Sol and XX Lager. Labatt Brewing Company Limited (“Labatt”), directly and indirectly, owns an aggregate of 30% of FEMSA Cerveza’s capital stock.

FEMSA Empaques, S.A. de C.V. and Subsidiaries (“FEMSA Empaques”)	100%	Production and distribution of packaging materials primarily to the beverage industry, including products such as aluminum beverage cans and tops, bottle caps, glass beverage bottles, labels, plastic cases, as well as coolers and commercial refrigeration equipment.

FEMSA Comercio, S.A. de C.V. and Subsidiaries (“FEMSA Comercio”)	100%	Operation of a chain of convenience stores under the trade name “OXXO.”

FEMSA Logística, S.A. de C.V. and Subsidiaries (“FEMSA Logística”)	100%	Transportation, logistics and maintenance services to FEMSA’s subsidiaries and to third parties.

Ex 3 - 6

Note 2. Termination of the FEMSA and Interbrew Joint Venture Agreements.

On May 24, 2004, the Company entered into a series of agreements with Interbrew S.A. (“Interbrew”), Labatt and certain of their affiliates to terminate the existing arrangements among FEMSA and Interbrew. These agreements provide for payments to be made by affiliates of FEMSA in a total amount of $ 1,245. Upon completion of the transactions contemplated in the agreements:

•	FEMSA will indirectly own 100% of FEMSA Cerveza;

•	Interbrew will indirectly own 100% of Labatt USA LLC and Latrobe Brewing Company LLC (together, “Labatt USA”), its distribution subsidiary in the United States of America; and

•	Labatt USA’s right to distribute the FEMSA Cerveza brands in the United States of America will terminate 120 days after the closing of the transactions.

The closing of these transactions is subject to certain conditions, including the availability of financing for FEMSA (if the closing has not occurred by August 31, 2004) and the consummation of the combination of Interbrew and the Brazilian brewer Companhia de Bebidas das Américas.

The transaction is expected to be financed as follows:

•	$ 295 of cash on hand;

•	$ 500 bridge loan to FEMSA, of which a $ 250 tranche will be denominated in U.S. dollars and the remaining $ 250 tranche will be denominated in Mexican pesos, each to be refinanced with the net proceeds of the global offering and the Mexican B Unit offering;

•	$ 217 equivalent in Mexican peso-denominated certificados bursátiles issued by FEMSA and guaranteed by FEMSA Cerveza, of which $ 108.5 have a maturity of five years and the $ 108.5 remaining have maturity of four years;

•	$ 150 equivalent in a Mexican peso-denominated unsecured term loan to FEMSA with a maturity of four years; and

•	$ 83 equivalent in a Mexican peso-denominated unsecured term loan to FEMSA Cerveza with a maturity of five years.

Note 3. Acquisition of Panamerican Beverages, Inc.

On May 6, 2003, Coca-Cola FEMSA acquired 100% of the outstanding stock of Panamerican Beverages, Inc. (“Panamco”) for Ps. 29,999. As part of the acquisition, the Company assumed Ps. 9,233 of net debt and incurred transaction costs of Ps. 394, which consist of financial, advisory and legal fees, capitalized as adjustments to the purchase price.

Panamco produced and distributed Coca-Cola trademark beverages in Mexico, Guatemala, Nicaragua, Costa Rica, Panama, Venezuela, Colombia and Brazil, along with bottled water and other beverages in some of these territories and beer in Brazil.

The transaction was financed with an equity contribution from FEMSA of Ps. 2,824, an exchange of The Coca-Cola Company’s equity interests in Panamco valued at Ps. 7,158 for new shares of Coca-Cola FEMSA, cash on hand of Ps. 2,866 and additional indebtedness of Ps. 17,548.

The exchange of equity interests of The Coca-Cola Company generated additional paid-in capital in majority stockholders’ equity, since the shares were subscribed at a value greater than the book value of the shares at the subscription date.

Ex 3 - 7

The results of Panamco’s operations have been included in the consolidated financial statements since the date of the acquisition, as a result of which the consolidated income statements and the consolidated statements of changes in financial position for the six months ended June 30, 2004 are not comparable with those for the six months ended June 30, 2003.

Note 4. Basis of Presentation.

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in Mexico (“Mexican GAAP”), which differ in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”), as further explained in Note 27. A reconciliation from Mexican GAAP to U.S. GAAP is included in Note 28.

The consolidated financial statements are stated in millions of Mexican pesos (“Ps.”). The translations of Mexican pesos into U.S. dollars (“$”) are included solely for the convenience of the reader, using the exchange rate in effect at the date of the most recent balance sheet presented.

The consolidated financial statements include, the financial statements of FEMSA and those of all companies in which it owns directly or indirectly a majority of the outstanding voting capital stock and/or exercises control. All intercompany account balances and transactions have been eliminated in such consolidation.

Note 5. Foreign Subsidiary Incorporation.

The accounting records of the foreign subsidiaries are maintained in the currency of the country where they are located, and in accordance with the accounting principles generally accepted in each country. For incorporation into the FEMSA consolidated financial statements, they are adjusted to Mexican GAAP and restated to the purchasing power of the local currency applying the inflation factors of the country of origin and are subsequently translated into Mexican pesos using the exchange rate in effect at the date of the most recent balance sheet presented.

The variation in the net investment in foreign subsidiaries generated by exchange rate fluctuations is included in the cumulative translation adjustment and is recorded directly in stockholders’ equity, as part of other comprehensive income.

When the Company designates a foreign subsidiary net investment as an economic hedge of its own acquisition financing, the accounting treatment for the integral cost of financing is as follows:

•	The foreign exchange gain or loss is recorded as part of the cumulative translation adjustment, to the extent the net investment in the foreign subsidiary covers the debt, net of taxes. The foreign exchange gain or loss associated with any unhedged portion of such debt is recorded in the integral result of financing; and

•	The monetary position result is computed using the inflation factors of the country in which the acquired subsidiary is located to the extent the net investment in that subsidiary covers the debt. The monetary position result corresponding to the unhedged portion of such debt is calculated using the inflation factors of the country of the Company or subsidiary that contracts the financing. The total effect is recorded in the integral result of financing.

When the Company has not designated an economic hedge, the foreign exchange gain or loss and gain or loss on monetary position are recorded in the integral result of financing.

The monetary position result and exchange gain or loss on intercompany foreign currency-denominated balances that are considered to be of a long-term-investment nature (that is, settlement is not planned or anticipated in the foreseeable future), are reflected in cumulative translation adjustment in stockholders’ equity.

The Company has not designated any investment in a foreign subsidiary as an economic hedge.

Ex 3 - 8

Note 6. Significant Accounting Policies.

The Company’s accounting policies are in accordance with Mexican GAAP, which require that the Company’s management make certain estimates and use certain assumptions to determine the valuation of various items included in the consolidated financial statements. The Company’s management believes that the estimates and assumptions used were appropriate as of the date of these consolidated financial statements.

The significant accounting policies are as follows:

a) Recognition of the Effects of Inflation:

The recognition of the effects of inflation in the financial information consists of:

•	Restating non-monetary assets such as inventories and fixed assets, including related costs and expenses when such assets are consumed or depreciated;

•	Restating capital stock, additional paid-in capital and retained earnings by the amount necessary to maintain the purchasing power equivalent in Mexican pesos on the dates such capital was contributed or income generated, through the use of the inflation factors;

•	Including in stockholders’ equity the cumulative effect of holding non-monetary assets, which is the net difference between changes in the replacement cost of non-monetary assets and adjustments based upon the inflation factors; and

•	Including in the cost of financing the purchasing power gain or loss from holding monetary items.

The Company restates its consolidated financial statements in currency of constant purchasing power by applying the inflation factors of the country of origin and the exchange rate in effect at the date of the most recent balance sheet presented.

b) Cash and Cash Equivalents:

Cash consists of non-interest bearing bank deposits. Cash equivalents consist principally of short-term bank deposits and fixed-rate investments with brokerage houses valued at the quoted market prices (see Note 18).

c) Inventories and Cost of Sales:

The value of inventories is adjusted to replacement cost, without exceeding market value. Advances to suppliers to purchase raw materials and spare parts are included in the inventory account and are restated by applying the inflation factors, considering their average age.

Cost of sales is determined based on replacement cost at the time of sale. Cost of sales includes expenses related to raw materials used in the production process, labor (wages and other benefits), depreciation of production facilities and equipment and other costs including fuel, electricity, breakage of returnable bottles in the production process, equipment maintenance, inspection and inter and intra-plant transfer costs.

d) Prepaid Expenses:

These represent payments for services that will be received over the next 12 months. Prepaid expenses are recorded at historical cost and recognized in the income statement of the month in which the services or benefits are received. Prepaid expenses principally consist of advertising, promotional and leasing expenses.

Advertising costs consist of television and radio advertising airtime paid in advance, which are generally amortized over a 12-month period based on the transmission of the television and radio spots. The related production costs are recognized in the results of operations the first time the advertising is transmitted.

Ex 3 - 9

Promotional costs are expensed as incurred, except for those promotional costs related to the launching of new products or presentations. Those costs are recorded as prepaid expenses and amortized over the period during which they are estimated to increase sales of the related products or presentations to normal operating levels, which is generally one year.

e) Bottles and Cases:

Bottles and cases are recorded at acquisition cost and restated to their replacement cost.

FEMSA Cerveza includes bottles and cases in inventories. Breakage is charged as an expense as incurred. For the six months ended June 30, 2004 and 2003, breakage expense amounted to Ps. 76 and Ps. 90, respectively.

Coca-Cola FEMSA includes bottles and cases in property, plant and equipment. For financial reporting purposes, breakage is recorded as an expense as it is incurred. Depreciation is computed only for tax purposes using the straight-line method at a rate of 10% per year. The Company estimates that breakage expense is similar to the depreciation calculated on an estimated useful life of approximately five years for returnable glass bottles and one year for returnable plastic bottles. For the six months ended June 30, 2004 and 2003, breakage expense amounted to Ps. 196 and Ps. 83, respectively. Bottles and cases that have been placed in the hands of customers and for which a deposit from customers has been received are presented net of such deposits, and the difference between the cost of these assets and the deposits received is amortized according to their useful lives. The bottles and cases for which no deposit has been received are expensed when placed in the hands of customers.

f) Investments in Shares:

Investments in shares of associated companies are initially recorded at their acquisition cost and subsequently valued using the equity method. Investments in affiliated companies in which the Company does not have significant influence and which does not have an observable market value, are recorded at acquisition cost and restated based upon the inflation factors of the country of origin. Investments in affiliated companies in which the Company does not have significant influence and which does have an observable market value are adjusted to market value, with such adjustments reflected in earnings.

g) Property, Plant and Equipment:

These assets are initially recorded at their cost of acquisition and/or construction. Property, plant and equipment of domestic origin, except bottles and cases of Coca-Cola FEMSA (see Note 6 e), are restated by applying the inflation factors. Imported equipment is restated by applying the inflation factors of the country of origin and then translated using the exchange rate in effect at the date of the most recent balance sheet presented.

Depreciation is computed using the straight-line method, based on the value of the restated assets reduced by their residual values. The Company together with independent appraisers determines depreciation rates, considering the estimated remaining useful lives of the assets.

The estimated useful lives of the main assets are as follows:

Years
Buildings and construction	40-50
Machinery and equipment	12-20
Distribution equipment	10-12
Information technology equipment	3-4

Ex 3 - 10

h) Other Assets:

These assets represent payments whose benefits will be received in future years and consist of:

•	Agreements with customers for the right to sell and promote the Company’s products during certain periods of time, which are considered monetary assets and amortized in accordance with the terms of such agreements, based on the volume sold by the customer. The term of these agreements is between three and four years. During the six months ended June 30, 2004 and 2003 the amortization reducing net sales amounted to Ps. 536 and Ps. 531, respectively; and

•	Leasehold improvements, which are restated by applying the inflation factors, are amortized using the straight-line method, in accordance with the terms of the lease contracts.

i) Intangible Assets and Goodwill:

These assets represent payments whose benefits will be received in future years. Beginning in 2003 the Company applies Bulletin C-8, “Activos Intangibles” (Intangible Assets) (“C-8”), which establishes that project development costs should be capitalized if they fulfill the criteria established for recognition as assets. Additionally, C-8 requires identifying all intangible assets to reduce as much as possible the goodwill associated with business combinations. Prior to 2003, the excess of the purchase price over the fair value of the net assets acquired was considered to be goodwill. With the adoption of C-8, the Company considers the goodwill paid in acquisitions prior to the date of application of this bulletin as the rights to produce and distribute Coca-Cola trademark and beer products. The Company separates intangible assets between those with a finite useful life and those with an indefinite useful life, in accordance with the period over which the Company expects to receive the benefits.

Intangible assets with finite useful lives are amortized and consist of:

•	Start-up expenses, which represent costs incurred prior to the opening of an Oxxo store, including rent, permits and licenses. Such amounts are restated applying the inflation factors and are amortized on a straight-line basis in accordance with the terms of the lease contract; and

•	Enterprise resource planning (ERP) system implementation costs, which are incurred during the development stage and are capitalized in accordance with C-8. Such amounts are restated applying the inflation factors and are amortized using the straight-line method over four years. Expenses that do not fulfill the requirements for capitalization, such as research expenses, are expensed as incurred.

Intangible assets with indefinite lives are not amortized, but are periodically subject to an impairment test and consist of:

•	Coca-Cola FEMSA’s rights to produce and distribute Coca-Cola trademark beverages in the territories acquired. These rights are contained in agreements that are the standard contracts that The Coca-Cola Company enters into with bottlers outside the United States of America for the sale of concentrates for certain Coca-Cola trademark beverages. The most significant bottler agreements have terms of 10 years. The bottler agreements are automatically renewable for 10-year terms, subject to non-renewal by either party. The agreements are recorded in the functional currency of the subsidiary in which the investment was made and are restated by applying the inflation factors of the country of origin and using the exchange rate in effect at the date of the most recent balance sheet presented; and

•	FEMSA Cerveza distribution rights, which represent the payments made to concessionaries in the acquisition of the franchise previously granted, and are restated based on the inflation factors.

Goodwill is the difference between the price paid and the fair value of the shares and/or net assets acquired that was not assigned directly to an intangible asset. Goodwill is recorded in the functional currency of the subsidiary in which the investment was made and is restated by applying the inflation factor of the country of origin and using the exchange rate in effect at the date of the most recent balance sheet presented. Goodwill is amortized over a period of no more than 20 years.

Ex 3 - 11

j) Impairment of Goodwill and Long-Lived Assets:

In accordance with new Bulletin C-15 “Deterioro en el Valor de los Activos de Larga Duración y su Disposición” (Impairment of the Value of Long-Lived Assets and Their Disposal) (“C-15”), the Company reviews the carrying value of its goodwill and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In order to determine whether impairment exists, management compares estimated future discounted cash flows to be generated by those assets with their carrying value. If such assets are considered to be impaired, the impairment charge to be recognized in other expenses.

k) Payments from The Coca-Cola Company:

The Coca-Cola Company participates in certain advertising and promotional programs as well as in Coca-Cola FEMSA’s refrigeration equipment investment program. The resources received for advertising and promotional incentives are included as a reduction of selling expenses. The net expenses incurred were Ps. 662 and Ps. 471 during the six months ended June 30, 2004 and 2003, respectively. The investment in refrigeration equipment, net of The Coca-Cola Company’s participation, is recorded in property, plant and equipment.

l) Labor Liabilities:

Labor liabilities include obligations for pension and retirement plan, seniority premiums and postretirement medical services, based on actuarial calculations by independent actuaries, using the projected unit credit method. These liabilities are considered to be non-monetary and are restated using long-term assumptions. The increase in labor liabilities of the year is charged to expense in the income statement.

Unamortized prior service costs are recorded as expenses in the income statement over the period during which the employees will receive the benefits of the plan, which in the case of pension and retirement plans and seniority premiums is 14 years and for postretirement medical services is 20 years, both since 1996.

Certain subsidiaries of the Company have established funds for the payment of pension benefits and postretirement medical services through irrevocable trusts with the employees as beneficiaries.

Severance indemnities are charged to expenses on the date that they are incurred. The severance payments resulting from the Company’s reduction of personnel, as a result of the restructuring of certain areas, are included in other expenses, net. During the six months ended June 30, 2004 and 2003, these payments amounted to Ps. 51 and Ps. 47, respectively.

m) Revenue Recognition:

Revenue is recognized upon shipment of goods to customers or upon delivery to the customer and the customer has taken ownership of the goods. Net sales reflect units delivered at selling list prices reduced by promotion allowances and discounts and the amortization of agreements with customers for the right to sell and promote the Company’s products.

n) Operating Expenses:

Administrative expenses include labor costs (salaries and other benefits) for employees not directly involved in the sale of the Company’s products, professional services fees, depreciation of office facilities and amortization of capitalized information technology system implementation costs.

Ex 3 - 12

Selling expenses include:

•	Distribution: labor costs (salaries and other benefits), outbound freight costs, warehousing costs of finished products, breakage for returnable bottles in the distribution process, depreciation and maintenance of trucks and other distribution facilities and equipment. During the six months ended June 30, 2004 and 2003, these distribution costs amounted to Ps. 3,893 and Ps. 2,771, respectively;

•	Sales: labor costs (salaries and other benefits) and sales commission paid to sales personnel; and

•	Marketing: labor costs (salaries and other benefits), promotions and advertising costs.

o) Income Tax, Tax on Assets and Employee Profit Sharing:

Income taxes and employee profit sharing are charged to results as they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities plus any future benefits from tax loss carryforwards. Deferred income tax assets are reduced by any benefits about which there is uncertainty as to their realizability. Deferred employee profit sharing is derived from temporary differences between the accounting result and income for employee profit sharing purposes and is recognized only when it can be reasonably assumed that they will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

The tax on assets paid that is expected to be recovered is recorded as a reduction of the deferred tax liability.

The balance of deferred taxes is comprised of monetary and non-monetary items, based on the temporary differences from which it is derived. Deferred taxes are classified as a long-term asset or liability, regardless of when the temporary differences are expected to reverse.

The deferred tax provision to be included in the results of operations is determined by comparing the deferred tax balance at the end of the year to the balance at the beginning of the year, excluding from both balances any temporary differences that are recorded directly in stockholders’ equity. The deferred taxes related to such temporary differences are recorded in the same stockholders’ equity account.

FEMSA has received authorization from the Secretaría de Hacienda y Crédito Público (“SHCP”) to prepare its income tax and tax on asset returns on a consolidated basis, which includes the proportional taxable income or loss of its Mexican subsidiaries, which is limited to 60% of the stockholders’ participation. The provisions for income taxes of the foreign countries have been determined on the basis of the taxable income of each individual company and not on a consolidated basis.

p) Integral Result of Financing:

The integral result of financing includes:

Interest:

Interest income and expenses are recorded when earned or incurred, respectively.

Foreign Exchange Gains and Losses:

Transactions in foreign currency are recorded in local currency using the exchange rate applicable on the date they occur. Assets and liabilities in foreign currencies are adjusted using the exchange rate in effect at the date of the most recent balance sheet presented, recording the resulting foreign exchange gain or loss directly in the income statement, except for any foreign exchange gain or loss from financing obtained for the acquisition of foreign subsidiaries that is considered to be an economic hedge (see Note 5).

Gain (Loss) on Monetary Position:

This is the result of the effects of inflation on monetary items. The gain (loss) on monetary position is computed by applying the inflation factors of the country of origin to the net monetary position at the

Ex 3 - 13

beginning of each month, excluding the financing contracted for the acquisition of any foreign subsidiaries that is considered to be an economic hedge (see Note 5). The gain (loss) on monetary position of foreign subsidiaries is translated into Mexican pesos using the exchange rate in effect at the date of the most recent balance sheet presented.

q) Financial Instruments:

The Company frequently contracts financial instruments to manage the financial risks associated with its operations. If the instrument is used to manage the risk related with the Company’s operations, the effect is recorded in cost of sales and in operating expenses. If the instrument is used to manage the risks related with the financing operations, the effect is recorded in interest expense or in the foreign exchange loss (gain), depending on the related contract.

Financial instruments entered into for hedging purposes are valued using the same valuation criteria applied to the hedged asset or liability. Additionally, financial instruments entered into for purposes other than hedging the operations of the Company should be valued at fair market value, and are recorded in the balance sheet. The difference between the financial instrument’s initial value and fair market value should be recorded in the income statement.

r) Cumulative Result of Holding Non-monetary Assets:

This represents the sum of the difference between book values and restatement values, as determined by applying the inflation factors to non-monetary assets such as inventories and fixed assets, and their effect on the income statement when the assets are consumed or depreciated.

s) Comprehensive Income:

Comprehensive income is comprised of the net income for the period and other comprehensive income items such as the translation adjustment and the result of holding non-monetary assets and is presented in the consolidated statement of changes in stockholders’ equity.

t) Provisions:

Provisions are recognized for obligations that result from a past event, that are probable to result in the use of economic resources and that can be reasonably estimated. Such provisions are recorded at net present values when the effect of the discount is significant.

Note 7. Accounts Receivable.

	June 30, 2004		December 31, 2003
Trade	Ps.	3,512	Ps.	3,259
Allowance for doubtful accounts		(478)		(374)
Notes receivable		460		638
The Coca-Cola Company		289		170
Travel advances to employees		44		29
Loans to employees		30		30
Insurance claims		30		38
Rent of warehouses		8		10
Other		454		402

	Ps.	4,349	Ps.	4,202

Ex 3 - 14

The changes in the allowance for doubtful accounts are as follows:

	June 30, 2004		December 31, 2003
Initial balance	Ps.	374	Ps.	298
Acquisition of Panamco		—		63
Provision for the period		215		151
Cancellation of uncollectible accounts		(105)		(126)
Restatement of the initial balance		(6)		(12)

Ending balance	Ps.	478	Ps.	374

Note 8. Inventories.

	June 30, 2004		December 31, 2003
Raw materials	Ps.	2,521	Ps.	2,615
Finished products		2,286		2,379
Bottles and cases of FEMSA Cerveza		1,249		1,282
Spare parts		600		404
Advances to suppliers		317		338
Work in process		181		183
Advertising and promotional materials		19		25
Allowance for obsolescence		(187)		(206)

	Ps.	6,986	Ps.	7,020

Note 9. Prepaid Expenses.

	June 30, 2004		December 31, 2003
Advertising and promotional expenses	Ps.	434	Ps.	398
Agreements with customers		97		133
Leasing		63		46
Insurance		41		13
Other		107		50

	Ps.	742	Ps.	640

The advertising and promotional expenses recorded in the income statement for the six months ended June 30, 2004 and 2003 amounted to Ps. 744 and Ps. 299, respectively.

Ex 3 - 15

Note 10. Investments in Shares.

	June 30, 2004			December 31, 2003
Company
FEMSA Cerveza:
Labatt USA	30.00%	Ps.	160	Ps.	165
Associated companies of FEMSA Cerveza	Various		132		117
Río Blanco Trust (waste water treatment plant)	33.71%		124		118
Other	Various		26		26
Coca-Cola FEMSA:
Molson, Inc. (“Molson”)	0.74%		217		232
Industria Envasadora de Querétaro, S.A. de C.V. (“IEQSA”)	33.68%		124		126
Complejo Industrial Can S.A. (“CICAN”)	48.10%		39		54
Beta San Miguel, S.A. de C.V. (“Beta San Miguel”)	2.54%		30		31
Tapón Corona de Colombia, S.A. (“Tapón Corona”)	40.00%		22		22
Other	Various		40		10
Other investments	Various		12		49

		Ps.	926	Ps.	950

The investment in Molson shares is recorded at its market value of Ps. 235 as of June 30, 2004, and is presented net of the fair value of the related equity forward contract of Ps. 18 (see Note 19 b). The Molson stock was subject to a two-year contractual restriction on sale that expired on March 19, 2004.

Note 11. Property, Plant and Equipment.

	June 30, 2004		December 31, 2003
Land	Ps.	5,427	Ps.	5,423
Buildings, machinery and equipment		62,989		62,227
Accumulated depreciation		(28,956)		(27,872)
Construction in progress		1,853		1,769
Bottles and cases of Coca-Cola FEMSA		946		995
Assets stated at realizable value		628		677

	Ps.	42,887	Ps.	43,219

The Company has identified fixed assets consisting mainly of land, buildings and equipment for disposal, in accordance with an approved program for the disposal of certain investments. Such assets, which are not in use and have been valued at their estimated realizable value without exceeding their restated acquisition cost, are as follows:

	June 30, 2004		December 31, 2003
FEMSA and others	Ps.	314	Ps.	332
FEMSA Cerveza		277		304
FEMSA Empaques		37		41

	Ps.	628	Ps.	677

Those fixed assets recorded at their estimated realizable value are considered monetary assets on which a loss on monetary position is computed and recorded in the income statement.

Ex 3 - 16

Note 12. Other Assets.

	June 30, 2004		December 31, 2003
Agreements with customers	Ps.	2,592	Ps.	2,538
Leasehold improvements		1,816		1,641
Long-term accounts receivable		611		702
Additional labor liabilities (see Note 16)		521		532
Long-term prepaid advertising		197		177
Financing issuance costs		99		177
Recoverable taxes (see Note 24 b)		—		219
Other		609		445

	Ps.	6,445	Ps.	6,431

Note 13. Intangible Assets and Goodwill.

	June 30, 2004		December 31, 2003
Unamortized Intangible Assets
Coca-Cola FEMSA:
Rights to produce and distribute Coca-Cola trademark products:
Territories of Panamco (see Note 3)	Ps.	34,279	Ps.	33,965
Buenos Aires, Argentina		203		193
Tapachula, Chiapas		113		113
FEMSA Cerveza:
Distribution rights		122		122
FEMSA:
Mundet trademark		140		140
Amortized Intangible Assets
Goodwill:
FEMSA’s minority interest acquisition		188		195
Other Intangible assets:
Cost of systems implementation (ERP)		563		578
Start-up expenses		162		159

	Ps.	35,770	Ps.	35,465

The estimated goodwill amortization related to FEMSA’s minority interest acquisition is Ps. 14 per year, and the changes in the carrying amount of goodwill are as follows:

	June 30, 2004		December 31, 2003
Original investment	Ps.	268	Ps.	268
Initial accumulated amortization		(73)		(59)
Amortization for the period		(7)		(14)

Accumulated amortization at the end of the period		(80)		(73)

Ending balance	Ps.	188	Ps.	195

Ex 3 - 17

Note 14. Balances and Transactions with Related Parties and Affiliated Companies.

The consolidated balance sheets and income statements include the following balances and transactions with related parties and affiliated companies:

	June 30, 2004		December 31, 2003
Balances
Assets (accounts receivable)	Ps.	921	Ps.	784
Liabilities (suppliers and other liabilities)		549		789
Long-term debt with BBVA Bancomer, S.A.		5,898		4,120

	June 30,
	2004		2003
Transactions
Income:
Sales to and other revenues from affiliated Companies of FEMSA Cerveza	Ps.	1,021	Ps.	866
Sales of cans to IEQSA		240		182
Interest income(1)		14		34

Expenses:
Purchases of concentrate from The Coca-Cola Company		3,481		2,104
Purchases of sugar from Beta San Miguel		453		195
Purchases from Grupo Industrial BIMBO, S.A. de C.V.(1)		341		311
Purchases of canned products from IEQSA and CICAN		152		29
Purchases of crown cap from Tapón Corona		77		22
Insurance premiums(1)		107		85
Services paid to Labatt		62		64
Interest expense(1)		65		6
Other		68		77

(1)	Members of our board of directors are also members of the board of directors of the counterparties to these transactions.

Note 15. Balances and Transactions in Foreign Currency.

Assets, liabilities and transactions denominated in a foreign currency, other than the functional currency of the reporting unit, translated into U.S. dollars are as follows:

		Applicable Exchange Rate (1)	Short- Term	Long- Term	Total
Balances
June 30, 2004:	Assets	11.512	$396	$—	$396
	Liabilities		474	1,041	1,515

December 31, 2003:	Assets	11.235	$149	$—	$149
	Liabilities		535	1,394	1,929

(1)	Mexican pesos per one U.S. dollar.

Ex 3 - 18

	June 30,
	2004	2003
Transactions
Revenues	$152	$111
Expenses:
Purchases of raw materials	142	91
Technical assistance fees	7	8
Interest and other	149	94

	$298	$193

As of July 19, 2004, the issue date of these consolidated financial statements, the exchange rate was 11.434 Mexican pesos per one U.S. dollar, and the foreign currency position was similar to that as of June 30, 2004.

Note 16. Labor Liabilities.

The actuarial calculations for pension and retirement plans, seniority premiums and postretirement medical service liabilities and the cost for the period were determined using the following long-term assumptions:

	Annual discount rate	Salary increase	Return on assets
Mexico	6.0%	2.0%	6.0%
Guatemala	4.5%	1.5%	—	(1)
Nicaragua	4.5%	1.5%	—	(1)
Costa Rica	4.5%	1.5%	4.5%
Colombia	4.5%	1.5%	—	(1)
Brazil	4.5%	1.5%	4.5%

Measurement date	November 2003

(1)	No fund established for the payment of postretirement obligations.

The bases for the determination of the long-term rate of return used is supported through a historical analysis of average returns in real terms of the last 30 years of the Certificados de Tesorería del Gobierno Federal (Federal Government Treasury Certificates) and the expectations of long-term returns of the actual investments of the Company. Panama, Venezuela and Argentina operations do not have any postretirement plans.

The balances of the liabilities and the trust assets as well as the expenses for the period are as follows:

	June 30, 2004		December 31, 2003
Pension and retirement plans:
Vested benefit obligation	Ps.	1,668	Ps.	1,682
Non-vested benefit obligation		1,319		1,404

Accumulated benefit obligation		2,987		3,086
Excess of projected benefit obligation over accumulated benefit obligation		392		269

Projected benefit obligation		3,379		3,355
Pension plan funds at fair value		(1,673)		(1,693)

Unfunded projected benefit obligation		1,706		1,662
Unrecognized net transition obligation services		(359)		(370)
Unrecognized actuarial net gain		(226)		(240)

		1,121		1,052
Additional labor liability		496		507

Total	Ps.	1,617	Ps.	1,559

Ex 3 - 19

	June 30, 2004		December 31, 2003
Seniority premiums:
Vested benefit obligation	Ps.	68	Ps.	69
Non-vested benefit obligation		60		64

Accumulated benefit obligation		128		133
Excess of projected benefit obligation over accumulated benefit obligation		16		16

Unfunded projected benefit obligation		144		149
Unrecognized net transition obligation services		(14)		(15)

		130		134
Additional labor liability		25		25

Total	Ps.	155	Ps.	159

Postretirement medical services:
Vested benefit obligation	Ps.	211	Ps.	202
Non-vested benefit obligation		236		225

Accumulated benefit obligation		447		427
Medical services funds at fair value		(26)		(26)

Unfunded accumulated benefit obligation		421		401
Unrecognized net transition obligation		(58)		(61)
Unrecognized actuarial net loss		(182)		(184)

Total	Ps.	181	Ps.	156

Total Labor Liabilities	Ps.	1,953	Ps.	1,874

	June 30,
	2004		2003
Expense for the period
Pension plan	Ps.	106	Ps.	74
Seniority premiums		14		11
Postretirement medical services		25		21

	Ps.	145	Ps.	106

The accumulated actuarial gains and losses were generated by the differences in the assumptions used for the actuarial calculations at the beginning of the year versus the actual behavior of those variables at the end of the year.

The projected benefit obligation in some subsidiaries was less than the accumulated benefit obligation reduced by the amount of the plan assets at fair value, resulting in an additional liability, which was recorded as an intangible asset included in other assets (see Note 12).

Ex 3 - 20

The trust assets consist of fixed income and variable funds, valued at market, the pension plan assets are invested in the following financial instruments:

	June 30, 2004	December 31, 2003
Fixed Rate:
Traded securities	27%	34%
Bank instruments	11%	11%
Federal Government instruments	31%	30%
Variable Rate:
Publicly traded shares in BMV	31%	25%

	100%	100%

The Company has a policy of maintaining at least 30% of the trust assets in Mexican Federal Government instruments. Objective portfolio guidelines have been established for the remaining percentage, and investment decisions are being made to comply with those guidelines to the extent that market conditions and available funds allow. The composition of the objective portfolio is consistent with the composition of the portfolios of five largest international companies that manage long-term funds.

During 2003, the contributions to the pension plan and postretirement medical services funds amounted to Ps. 83 and the Company estimates that the contributions during 2004 will reach Ps. 90.

The integral result of financing includes the interest cost related to labor liabilities, net of the return on plan assets. This amounted to Ps. 60 and Ps. 40 for the six months ended June 30, 2004 and 2003, respectively.

Note 17. Bonus Program.

The bonus program for executive officers is based upon the accomplishment of certain goals, established annually by management. The bonuses are recorded in the results of operations based on the accomplishment of such goals and are paid in cash the following year.

The Company provides a compensation plan for certain key executives, which consists of the grant of an annual bonus in FEMSA stock or options, based on each executive’s responsibilities within the organization and each executive’s performance. The executives will have access to the assigned stock or options in 20% increments in each of the five years following the granting of the bonus, beginning one year after they are granted. For the executive officers of Coca-Cola FEMSA, the annual bonus consists of 50% in stock or stock options of FEMSA and the rest in stock or stock options of Coca-Cola FEMSA.

Ex 3 - 21

Note 18. Bank Loans and Notes Payable.

Current bank loans and notes payable outstanding at June 30, 2004 and December 31, 2003, principally consist of revolving loans denominated in Mexican pesos and U.S. dollars. The weighted average annual interest rate as of June 30, 2004 for debt denominated in Mexican pesos and U.S. dollars was 3.0% and 2.4%, respectively, and as of December 31, 2003 for debt denominated in Mexican pesos and U.S. dollars was 6.2% and 2.5%, respectively. Long-term bank loans and notes payable of the Company are as follows:

	% Interest Rate (1)	June 30, 2004		December 31, 2003
Fixed interest rate
U.S. Dollars:
Yankee bond	7.92	Ps.	5,803	Ps.	5,773
Bank loans	4.31		1,685		7,120
Private placement	9.40		1,151		1,142
Syndicated loan	3.60		828		1,552
Capital leases	5.41		189		197
Mexican Pesos:
Notes	9.17		7,250		5,336
Bank loans	8.58		5,444		2,541
Units of Investment (UDIs)	8.65		1,415		1,441
Variable interest rate
U.S. Dollars:
Bank loans	2.44		3,190		705
Syndicated loan	2.34		575		874
Mortgage loan	3.69		61		69
Capital leases	10.04		30		33
Mexican Pesos:
Bank loans	7.37		3,405		4,321
Notes	7.49		2,750		4,827
Colombian Pesos:
Notes	10.30		618		651

Long-Term Debt			34,394		36,582
Current maturities of long-term debt			(2,620)		(2,639)

		Ps.	31,774	Ps.	33,943

(1)	Weighted average rate, including the effect of interest rate swaps (see Note 19 c)

Maturities of long-term debt as of June 30, 2004 are as follows:

Current maturities of long-term debt	Ps.	2,620
2005		3,947
2006		6,361
2007		4,390
2008		5,246
2009 and thereafter		11,830

	Ps.	34,394

The Company has financing from different institutions with different restrictions and covenants, which mainly consist of maximum levels of leverage and capitalization as well as minimum consolidated net worth and debt and interest coverage ratios. As of the date of these consolidated financial statements, the Company was in compliance with all restrictions and covenants contained in its financing agreements.

As of June 30, 2004, Coca-Cola FEMSA has restricted cash in the amount of approximately Ps. 495, which guarantees the payment of some of the current bank loans.

Ex 3 - 22

On June 29, 2004, Coca-Cola FEMSA obtained a long-term debt bank loan to prepay some of its existing debt. The prepayment of Ps. 1,497 was made on July 2, 2004, although in accordance with Mexican GAAP the Company elected to record the prepayment as of June 30, 2004.

Note 19. Fair Value of Financial Instruments.

a) Long-Term Debt:

The fair value of long-term bank loans and syndicated loans is based on the discounted value of contractual cash flows. The discount rate is estimated using rates currently offered for debt of similar amounts and maturities. The fair value of long-term debt is based on quoted market prices.

	June 30, 2004		December 31, 2003
Carrying value	Ps.	31,774	Ps.	33,943
Fair value		31,801		34,800

b) Equity Forward:

A subsidiary of Coca-Cola FEMSA had an equity forward purchase contract, which expired in June 2004, to fix the price of its investment in Molson shares (see Note 10). This contract generated a loss of Ps. 35, which was recognized in the Panamco acquisition. On June 18, 2004, this subsidiary entered into a new forward contract that expires in September 2004 with respect to the same Molson shares, with a notional amount of Ps. 236. As of June 30, 2004, its fair value resulted in the recognition of a loss of Ps. 18.

c) Interest Rate Swaps:

The company uses interest rate swaps to manage the interest rate risk associated with its borrowings, pursuant to which it pays amounts based on a fixed rate and receives amounts based on a floating rate. Additionally, the company sold some put options as a complement to the swap agreements, for which a premium was received. The net effect is included in interest expense and amounted to Ps. 97 and Ps. 23, for the six months ended June 30, 2004 and 2003, respectively.

The fair value is estimated based on quoted market prices to terminate the contracts at the date of the most recent balance sheet presented.

At June 30, 2004, the Company has the following outstanding interest rate swap agreements:

Maturity Date	Notional Amount		Fair Value
2004	Ps	.288	Ps.	—
2006		1,451		(67)
2007		3,500		77
2008		5,386		142
2010		750		25
2011		1,500		65

d) Forward Agreements to Purchase Foreign currency:

The company has forward agreements for the purchase of euros with a notional amount of 8 million euros, for the purpose of hedging the exchange risk between the U.S. dollar and the euro for the purchase of equipment. The fair value is estimated based on the quoted market exchange rate to terminate the contracts at the date of the most recent balance sheet presented, which represents a gain of Ps. 11. The net effect of the contracts that were paid during the six months ended June 30, 2004 was an exchange gain of Ps. 4.

Ex 3 - 23

Additionally, the Company has contracts to guarantee the purchase of U.S. dollars with a notional amount of $ 940 in order to fix the amount of pesos that will be required to acquire the 30% of the stock of FEMSA Cerveza from Interbrew, given that a significant portion of the funds that will be obtained for this transaction will be denominated in Mexican pesos. The fair value is estimated based on the quoted market exchange rate to terminate the contracts at the date of the most recent balance sheet presented, which as of June 30, 2004, represents a gain of Ps. 87. The net effect of the contracts that were paid during the six months ended June 30, 2004 was an exchange gain of Ps. 15.

e) Commodity Price Contracts:

The Company entered into various derivative contracts to hedge the cost of certain raw materials. The result of the commodity price contracts was a gain of Ps. 39 and a loss of Ps. 25 during the six months ended June 30, 2004 and 2003, respectively, which were recorded in the results of operations. The fair value is estimated based on quoted market prices to terminate the contracts at the reporting date. As of June 30, 2004, the Company has various derivative instrument contracts with maturity dates in 2004 and 2005, notional amounts of Ps. 630 and a fair value gain of Ps. 49.

Note 20. Minority Interest in Consolidated Subsidiaries.

	June 30, 2004		December 31, 2003
FEMSA Cerveza	Ps.	5,627	Ps.	5,321
Coca-Cola FEMSA		14,558		12,696

	Ps.	20,185	Ps.	18,017

Note 21. Stockholders’ Equity.

As of June 30, 2004, the capital stock of FEMSA was comprised of 5,297,310,450 common shares, without par value and with no foreign ownership restrictions. Fixed capital amounts to Ps. 300 (nominal value) and the variable capital may not exceed 10 times the minimum fixed capital stock.

The characteristics of the common shares are as follows:

•	Series “B” shares, with unlimited voting rights, which at all times must represent a minimum of 51% of total capital stock;

•	Series “L” shares, with limited voting rights, which may represent up to 25% of total capital stock; and

•	Series “D” shares, with limited voting rights, which individually or jointly with series “L” shares may represent up to 49% of total capital stock.

The Series “D” shares are comprised as follows:

•	Subseries “D-L” shares may represent up to 25% of the series “D” shares;

•	Subseries “D-B” shares may comprise the remainder of outstanding series “D” shares; and

•	The non-cumulative premium dividend to be paid to series “D” stockholders will be 125% of any dividend paid to series “B” stockholders.

The Series “B” and “D” shares are linked together in related units as follows:

•	“B units” each of which represents five series “B” shares and which are traded on the BMV;

•	“BD units” each of which represents one series “B” share, two subseries “D-B” shares and two subseries “D-L” shares, and which are traded both on the BMV and the NYSE; and

Ex 3 - 24

•	The related units will cease to be linked together on May 2008, after a period of 10 years from the date of the first issue. Subseries “D-B” shares will be converted into series “B” shares, and subseries “D-L” shares will be converted into series “L” shares.

As of June 30, 2004, FEMSA’s capital stock was comprised as follows:

	“B” Units	“BD” Units	Total
Units	419,569,500	639,892,590	1,059,462,090

Shares:
Series “B”	2,097,847,500	639,892,590	2,737,740,090
Series “D”	—	2,559,570,360	2,559,570,360
Subseries “D-B”	—	1,279,785,180	1,279,785,180
Subseries “D-L”	—	1,279,785,180	1,279,785,180

Total Shares	2,097,847,500	3,199,462,950	5,297,310,450

The restatement of stockholders’ equity for inflation is allocated to each of the various stockholders’ equity accounts, as follows:

	Historical Cost		Restatement		Restated Value
Capital stock	Ps.	2,649	Ps.	1,663	Ps.	4,312
Additional paid-in capital		7,577		4,680		12,257
Retained earnings from prior years		17,727		614		18,341
Net income		2,416		18		2,434

The net income of the Company is subject to the legal requirement that 5% thereof be transferred to a legal reserve until such reserve equals 20% of capital stock at nominal value. This reserve may not be distributed to stockholders during the existence of the Company, except as a stock dividend. As of June 30, 2004, this reserve for FEMSA amounted to Ps. 530 (nominal value).

Retained earnings and other reserves distributed as dividends, as well as the effects derived from capital reductions, are subject to income tax at the rate in effect, except for the restated stockholder contributions and distributions made from consolidated taxable income, denominated “Cuenta de Utilidad Fiscal Neta” (“CUFIN”) or from the “Cuenta de Utilidad Fiscal Neta Reinvertida” (“CUFINRE”).

Dividends paid in excess of CUFIN and CUFINRE will be subject to income taxes at a grossed-up rate based on the current statutory rate. Beginning in 2003, this tax may be credited against the income tax of the year in which the dividends are paid and in the following two years against the income tax and estimated tax payments. As of June 30, 2004, the balances of CUFIN and CUFINRE amounted to Ps. 12,374 and Ps. 2,319, respectively, and the deferred tax payments were Ps. 178.

At an ordinary stockholder meeting of the Company held on March 11, 2004, the stockholders approved dividends of 0.089500 pesos (nominal value) per series “B” share and 0.111875 pesos (nominal value) per series “D” share that were paid in May 2004. Additionally, the stockholders approved a maximum of Ps. 3,000 for a stock repurchase program.

At an ordinary stockholder meeting of Coca-Cola FEMSA held on March 9, 2004, the stockholders approved a dividend of Ps. 521 that was paid in May 2004. The corresponding payment to the minority interest of Ps. 283 is presented as a reduction of minority interest in the statement of changes in stockholders’ equity.

On June 8, 2004, Winsa Company LLP acquired a 16.89% voting equity interest in an indirect subsidiary of Coca-Cola FEMSA that is the holding company for its subsidiaries in Brazil for Ps. 570.

Ex 3 - 25

At an ordinary stockholder meeting of FEMSA Cerveza held on March 11, 2004, the stockholders approved a dividend of Ps. 309, to be paid starting in July 2004. On May 11, 2004, through a stockholders’ resolution in lieu of a meeting, the stockholders revoked the dividend.

Note 22. Net Majority Income per Share.

This represents the net majority income corresponding to each share of the Company’s capital stock, computed on the basis of the weighted average number of shares outstanding. Additionally, the net income distribution according to the dividend rights of each share series is presented.

The following presents the computed weighted average number of shares and the distribution of income per share series as of June 30, 2004 and 2003:

	Millions of Shares
	Series “B”		Series “D”
	Number	Weighted Average	Number	Weighted Average
Shares outstanding	2,737.70	2,737.70	2,559.60	2,559.60

Dividend rights	1.00		1.25
Allocation of earnings	46.11%		53.89%

Note 23. Tax System.

a) Income Tax:

Income tax is computed on taxable income, which differs from accounting income principally due to the treatment of the integral result of financing, the cost of labor liabilities, depreciation and other accounting provisions. In the case of Mexico, it also differs because of the difference between purchase and cost of sales. The tax loss may be carried forward and applied against future taxable income as shown below.

The income tax rates applicable in 2004 in the countries where the Company operates and the years in which tax loss carryforwards may be applied are as follows:

	Statutory Tax Rate	Tax Loss Carryforwards Expiration (years)
Mexico	33.0%	10
Guatemala	31.0%	N/A
Nicaragua	30.0%	3
Costa Rica	30.0%	3
Panama	30.0%	5
Venezuela	34.0%	3
Colombia	38.8%	5-8
Brazil	34.0%	Indefinite
Argentina	35.0%	5

Until 2002, the Mexican statutory income tax rate was 35%. Beginning 2003, the rate has been reduced one percentage point per year through 2005, when the rate will be 32%.

In Guatemala tax loss carryforwards may only be applied by companies of recent creation (not applicable to the Company). Colombian tax losses generated before December 31, 2002 may be carried forward for a period of five years, and tax losses generated after January 1, 2003 may be carried forward for a period of eight years, but limited to 25% of the taxable income of each year. In Brazil tax loss carryforwards do not expire and may be carried forward for an indefinite period. The application of tax losses carryforwards in any year, however, is limited to 30% of the taxable income generated in such year.

Ex 3 - 26

b) Tax on Assets:

Operations in Mexico, Guatemala, Nicaragua, Venezuela, Colombia and Argentina are subject to a minimum tax, which is based primarily on a percentage of assets.

The Mexican tax on assets is computed at an annual rate of 1.8% based on the average of certain assets at tax restated value less certain liabilities. The tax on assets is paid only to the extent that it exceeds the income tax of the year. If in any year a tax on assets payment is required, this amount can be credited against the excess of income taxes over the tax on assets in each of the preceding three years. Additionally, this payment may be restated and credited against the excess of income taxes over asset taxes for the following 10 years.

In Guatemala, until December 31, 2003 an alternative minimum tax (“IEMA”) existed equivalent to the lower of 2.25% of the prior year’s revenues or 3.5% of total assets as of the beginning of the year, which was paid only to the extent that it exceeded the income taxes of the year. If in any year a payment of IEMA was required, this amount was credited against the excess of income taxes over the IEMA of the following year. On February 2, 2004, this tax was declared unconstitutional. At this time it is not known what favorable effect this could have on the IEMA payments made by the Company in previous years.

In Nicaragua the tax on assets results from applying a 1% rate to total tax assets as of the end of the year, and it is paid only to the extent that it exceeds the income taxes of the year. If in any year a tax on assets payment is required, this tax is definitive and the amount may not be credited against the excess of income taxes in future years.

In Venezuela the tax on assets results from applying a 1% rate to the net average amount of non-monetary assets adjusted for inflation and monetary assets devalued for inflation. The tax on assets is paid only to the extent that it exceeds the income tax of the year. If in any year a tax on assets payment is required, this amount may be credited against the excess of income taxes over the tax on assets to the following three years.

In Colombia the tax on assets results from applying a 6% rate to net tax assets as of the beginning of the year. This tax is paid only to the extent that it exceeds the income taxes of the year. If a tax on assets payment was required in 2001 or 2002, the amount may be credited against the excess of income taxes over the tax on assets in the following three years. If a tax on assets payment is required subsequent to 2002, the amount may be credited against the excess of income taxes over the tax on assets in the following five years.

In Argentina there is a Tax on Minimum Presumptive Income (“TMPI”) that results from applying 1% to certain assets, and is paid only to the extent that it exceeds the income taxes of the year. If in any year a payment is required, this amount may be credited against the excess of income taxes over the TMPI in the following 10 years.

c) Employee Profit Sharing:

Employee profit sharing is applicable to Mexico and Venezuela. In Mexico the employee profit sharing is computed at the rate of 10% of the individual taxable income, except that depreciation of historical rather than restated values is used, foreign exchange gains and losses are not included until the asset is disposed of or the liability is due, and the other effects of inflation are also excluded. In Venezuela employee profit sharing is computed at a rate equivalent to 15% of after tax earnings.

Ex 3 - 27

d) Deferred Income Taxes and Employee Profit Sharing:

The temporary differences that generated deferred income tax liabilities (assets) are as follows:

	June 30, 2004		December 31, 2003
Deferred Income Taxes
Allowance for doubtful accounts	Ps.	(172)	Ps.	(152)
Inventories		1,756		1,873
Prepaid expenses		104		129
Property, plant and equipment		4,900		4,564
Investments in shares		15		178
Intangible and other assets		(430)		(203)
Pension plan		(270)		(266)
Seniority premiums		(44)		(44)
Postretirement medical services		(60)		(52)
Recoverable tax on assets		(309)		(80)
Tax loss carryforwards		(866)		(430)
Contingencies reserve		(504)		(831)
Deferred provisions		(596)		(546)
Other reserves		(160)		(218)

	Ps.	3,364	Ps.	3,922

The changes in the balance of the deferred income taxes are as follows:

	June 30, 2004		December 31, 2003
Initial balance	Ps.	3,922	Ps.	4,247
Acquisition balance of Panamco		—		(949)
Gain on monetary position		13		27
Provision for the period		(417)		539
Change in the statutory income tax rate		(37)		(69)
Result of holding non-monetary assets		(117)		127

Ending balance	Ps.	3,364	Ps.	3,922

At June 30, 2004, there are no significant non-recurring temporary differences between the accounting income for the year and the bases for Mexican employee profit sharing, therefore the Company did not record a provision for deferred employee profit sharing.

e) Income Tax, Tax on Assets and Employee Profit Sharing Provisions:

	June 30,
	2004		2003
Current income taxes	P	s.2,103	Ps.	1,157
Tax on assets		37		38
Deferred income taxes		(417)		87
Change in the statutory income tax rate		(37)		(111)

		1,686		1,171
Employee profit sharing		234		158

	Ps.	1,920	Ps.	1,329

Ex 3 - 28

The Company’s consolidated effective income tax rate as of June 30, 2004 and 2003 differs from the statutory income tax rate, as a result of certain permanent differences such as non-deductible expenses, differences between book and tax inflationary effects and the effect of the change in the statutory income tax rate in Mexico.

f) Tax Loss Carryforwards and Recoverable Tax on Assets:

As of June 30, 2004, Mexico, Venezuela and Brazil have tax loss carryforwards and/or recoverable tax on assets. The expiration dates of such amounts are as follows:

Year	Tax Loss Carryforwards		Recoverable Tax on Assets
2004	Ps.	1	Ps.	115
2005		429		44
2006		—		44
2007		1		46
2008		25		24
2009		20		1
2010		2,006		5
2011		33		11
2012		104		14
2013 and thereafter		1,400		30

	Ps.	4,019	Ps.	334

Due to the uncertainty of the realization of tax loss carryforwards for an amount of Ps. 1,298 a valuation allowance has been provided.

Note 24. Contingencies and Commitments.

a) Settled Lawsuits:

•	During 2002 and 2003, certain Mexican subsidiaries of Coca-Cola FEMSA initiated appeals related to the Impuesto Especial sobre Producción y Servicios (“IEPS”) (“Special Tax on Products and Services”) applicable to inventories produced with high fructose content. Additionally, during 2003, such subsidiaries included in their appeals the IEPS applicable to dietetic soft drinks and mineral water, obtaining a favorable resolution for these claims. Based on the favorable resolution, the Company has recorded a receivable for refundable taxes of Ps. 251.

•	The SHCP determined taxes due by FEMSA Cerveza related to exports in 1998 and 1999 to countries considered to be tax havens. The Company unsuccessfully appealed these tax assessments, and an unfavorable resolution for the Company was reached, for which a provision of Ps. 60 was recorded in the income statement for June 30, 2004.

b) Unsettled Lawsuits:

•	In 1998 and 1999, due to adjustments to consolidated tax on assets derived from increased shareholdings in subsidiaries, the Company determined a tax on assets receivable and filed for a refund. The tax authorities rejected the refund request, and the Company has appealed that decision. Given that in the opinion of the Company’s legal counsel, it was probable that the Company would obtain a favorable resolution, in 1999 the Company recorded a receivable for refundable taxes. However, in June 2004, the Company decided to cancel such receivable and record the deferred tax asset derived from the recoverable tax on assets in the amount of Ps. 218.

Ex 3 - 29

•	In 2000, the Comisión Federal de Competencia en Mexico (the Mexican Antitrust Commission), initiated an investigation of the commercial practices of Coca-Cola bottlers. In 2002, through a final resolution, the Commission held that Coca-Cola bottlers engaged in monopolistic practices. The Company, along with other Coca-Cola bottlers, appealed the resolution, and its legal counsel believe that it is probable that the Company will prevail and obtain a permanent injunction against the Commission.

•	In June 2004, a Costa Rican subsidiary was required to pay approximately $ 12 with respect to taxes on the sale of carbonated soft drinks from April 2002 through July 2003. In previous years, the Company was also required to pay similar taxes, for which the Company appealed and was successful. Management does not believe these taxes will have a material adverse effect on its financial condition or results of operations.

•	In September 2002, a competing bottler filed a lawsuit against the Company’s Panamanian subsidiary for approximately $ 98, alleging the use of monopolistic practices. Management does not believe that the resolution of this matter will have a material adverse effect on its financial condition or results of operations.

•	In 1999, the Company’s Venezuelan subsidiaries received notice of certain tax claims asserted by the Venezuelan taxing authorities. These claims currently total approximately $ 23. The Company has certain rights to indemnification from the original owner and therefore does not believe that the ultimate disposition of these cases will have a material adverse effect on its consolidated financial position or results of operations.

•	A Venezuelan subsidiary has been the subject of lawsuits filed by former distributors for a total amount of approximately $ 31. The Company believes, based on decisions rendered by the Supreme Court in similar cases, and an analysis of each case, that these claims are without merit.

•	In 2001, a labor union and several individuals from the Republic of Colombia filed a lawsuit in the U.S. District Court for the Southern District of Florida against the Company and The Coca-Cola Company. In the complaint, the plaintiffs alleged that the Company engaged in wrongful acts against the labor union and its members in Colombia for the amount of $ 500. The Company has filed a motion to dismiss the complaint and believes the resolution of this matter will not have a material adverse effect on its consolidated financial position or results of operations.

•	The Company also has various other loss contingencies, for which reserves have been recorded in those cases where the Company believes the result of an unfavorable resolution is probable. The details regarding these contingencies has not been disclosed, since the Company believes that to do so would adversely impact its legal position.

•	Other legal proceedings are pending against or involve the Company and its subsidiaries, which do not affect the conduct of their businesses. The Company believes that the ultimate disposition of such other proceedings will not have a material adverse effect on its consolidated financial position or result of operations.

c) Commitments:

As of June 30, 2004, the Company has minimum operating lease commitments as follows:

•	In U.S. dollars, for the leasing of production machinery and equipment, distribution equipment and computing equipment; and

•	In Mexican pesos, for the leasing of land for the operations of FEMSA Comercio.

Ex 3 - 30

Contract maturities are variable and expire as follows:

2004	$22	Ps.	486
2005	42		511
2006	36		503
2007	29		490
2008	21		478
2009	17		450
2010	16		437
2011 to 2020	—		3,254

Rental expense charged against earnings amounted to approximately Ps. 542 and Ps. 318 for the six months ended June 30, 2004 and 2003, respectively.

Note 25. Extraordinary Items.

The Company recognized a net extraordinary gain relating to the following items:

•	On May 2004, the Company obtained a favorable final ruling not subject to appeal from a Mexican federal court allowing it to deduct a tax loss carryforward arising from a sale of shares during 2002, in the amount of Ps. 1,258.

•	In April 2004, the Supreme Court of Justice in Mexico issued specific rules for the tax deduction of certain assets in the beverage industry, such as refrigerators, considering them to be fixed assets with finite useful lives. The Company previously considered refrigerators as an expense for tax purposes. This change of criteria has no effect on net income, since the difference between the book and tax basis of the refrigerators was recorded as a deferred income tax liability in prior years. An estimated amount for fines and adjustments for inflation was recognized as an extraordinary loss in the amount of Ps. 83.

Ex 3 - 31

Note 26. Information by Segment.

Relevant information concerning the major subsidiaries of FEMSA, which represent different segments, is as follows:

a) By Business Unit

During the month of December 2003, all of the “Six” stores previously owned by FEMSA Cerveza that were considered suitable to be converted into the Oxxo format were sold to FEMSA Comercio. In order to assure comparability, the results of operations of these “Six” stores were removed from FEMSA Cerveza and included in FEMSA Comercio for the first six months of 2003. This change does not impact FEMSA’s consolidated results.

	June 30,
	2004		2003
Total Revenues
Coca-Cola FEMSA	Ps.	21,642	Ps.	13,828
FEMSA Cerveza		11,024		10,444
FEMSA Empaques		3,885		3,559
FEMSA Comercio		10,128		8,307
Other		1,666		2,726
Consolidation adjustments		(4,633)		(5,425)

		43,712		33,439

Income from Operations(1)
Coca-Cola FEMSA		3,331		2,877
FEMSA Cerveza (1)		1,904		1,590
FEMSA Empaques		513		466
FEMSA Comercio		346		305
Other		365		1,593
Consolidation adjustments		(242)		(1,554)

		6,217		5,277

Depreciation(2)
Coca-Cola FEMSA		909		569
FEMSA Cerveza		581		589
FEMSA Empaques		147		131
FEMSA Comercio		114		63
Other		17		21

		1,768		1,373

Amortization and Other Non-Cash Charges (3)
Coca-Cola FEMSA		299		188
FEMSA Cerveza		828		752
FEMSA Empaques		48		44
FEMSA Comercio		85		65
Other		15		34

		1,275		1,083

Impairment of Long-Lived Assets
FEMSA Cerveza		105		419
FEMSA Empaques		4		—

		109		419

(1)	Includes equity method of affiliated companies, a gain of Ps. 9 and a loss of Ps. 21, respectively
(2)	Includes breakage of bottles
(3)	Excludes the non-cash charges relative to current assets and liabilities

Ex 3 - 32

	June 30,
	2004		2003
Interest Expense
Coca-Cola FEMSA		1,214		494
FEMSA Cerveza		264		274
FEMSA Empaques		125		112
FEMSA Comercio		99		70
Other		15		64
Consolidation adjustments		(49)		(53)

		1,668		961

Interest Income
Coca-Cola FEMSA	Ps.	75	Ps.	133
FEMSA Cerveza		55		136
FEMSA Empaques		7		7
FEMSA Comercio		23		31
Other		69		89
Consolidation adjustments		(49)		(53)

		180		343

Income Tax and Tax on Assets
Coca-Cola FEMSA		826		455
FEMSA Cerveza		542		373
FEMSA Empaques		137		145
FEMSA Comercio		111		139
Other		70		59

		1,686		1,171

Capital Expenditures
Coca-Cola FEMSA		704		893
FEMSA Cerveza		1,355		1,489
FEMSA Empaques		78		258
FEMSA Comercio		736		476
Other		11		13

		2,884		3,129

	June 30, 2004		December 31, 2003
Long-term Assets
Coca-Cola FEMSA	Ps.	54,451	Ps.	54,554
FEMSA Cerveza		21,386		21,250
FEMSA Empaques		4,331		4,499
FEMSA Comercio		4,467		3,933
Other		5,752		5,688
Consolidation adjustments		(4,359)		(3,859)

		86,028		86,065

Total Assets
Coca-Cola FEMSA		62,277		62,859
FEMSA Cerveza		30,541		29,407
FEMSA Empaques		6,609		7,284
FEMSA Comercio		6,685		6,237
Other		8,277		7,404
Consolidation adjustments		(7,006)		(6,703)

		107,383		106,488

Ex 3 - 33

b) By Geographic Area

	June 30,
	2004		2003
Total Revenues
Mexico	Ps.	35,110	Ps.	30,013
Argentina		1,176		995
Brazil		2,029		613
Venezuela		2,160		636
Colombia		1,761		626
Central America (1)		1,749		556
Consolidation adjustments		(273)		—

		43,712		33,439

Capital Expenditures
Mexico		2,627		2,798
Argentina		14		27
Brazil		99		8
Venezuela		24		225
Colombia		16		39
Central America (1)		104		32

		2,884		3,129

	June 30, 2004		December 31, 2003
Long-term Assets
Mexico	Ps.	79,055	Ps.	78,391
Argentina		1,242		1,284
Brazil		3,365		3,427
Venezuela		3,017		3,145
Colombia		5,350		5,149
Central America (1)		5,071		5,041
Consolidation adjustments		(11,072)		(10,372)

		86,028		86,065

Total Assets
Mexico		98,322		97,274
Argentina		1,711		1,696
Brazil		4,116		4,482
Venezuela		4,123		3,943
Colombia		7,149		7,093
Central America (1)		5,877		5,854
Consolidation adjustments		(13,915)		(13,854)

		107,383		106,488

(1)	Includes Guatemala, Nicaragua, Costa Rica and Panama

Ex 3 - 34

Note 27. Differences Between Mexican GAAP and U.S. GAAP.

The consolidated financial statements of the Company are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. A reconciliation of the reported majority net income, majority stockholders’ equity and majority comprehensive income to U.S. GAAP is presented in Note 28. It should be noted that this reconciliation to U.S. GAAP does not include the reversal of the restatement of the financial statements as required by Bulletin B-10, “Reconocimiento de los Efectos de Inflación en la Información Financiera” (Recognition of the Effects of Inflation in the Financial Information), of Mexican GAAP.

The application of this bulletin represents a comprehensive measure of the effects of price-level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting in Mexican pesos for both Mexican and U.S. accounting purposes.

The principal differences between Mexican GAAP and U.S. GAAP included in the reconciliation that affect the consolidated financial statements of the Company are described below.

a) Restatement of Prior Year Financial Statements:

As explained in Note 6 a), in accordance with Mexican GAAP, the financial statements for Mexican subsidiaries for prior years was restated using the inflation factors, and for foreign subsidiaries and affiliated companies for prior years was restated using the inflation rate of the country in which the foreign subsidiary or affiliated company is located, then translated to Mexican pesos using the exchange rate in effect at the date of the most recent balance sheet presented.

Under U.S. GAAP, the Company applies the regulations of the Securities and Exchange Commission of the United States of America (“SEC”), which require that prior year financial statements be restated in constant units of the reporting currency, in this case the Mexican peso, which requires the restatement of such prior year amounts using the inflation factors.

Additionally, all other U.S. GAAP adjustments for prior years have been restated based upon the SEC methodology.

b) Classification Differences:

Certain items require a different classification in the balance sheet or income statement under U.S. GAAP. These include:

•	As explained in Note 6 c), under Mexican GAAP advances to suppliers are recorded as inventories. Under U.S. GAAP advances to suppliers are classified as prepaid expenses; and

•	The impairment of goodwill and other long-lived assets, the gain or loss on the disposition of fixed assets, all severance indemnities, and employee profit sharing must be included in operating expenses under U.S. GAAP.

c) Deferred Promotional Expenses:

As explained in Note 6 d), for Mexican GAAP purposes, the promotional costs related to the launching of new products or presentations are recorded as prepaid expenses. For U.S. GAAP purposes, such promotional costs are expensed as incurred.

d) Start-up Expenses:

As explained in Note 6 i), under Mexican GAAP, start-up expenses are capitalized and are amortized at the start of operations using the straight-line method. Under U.S. GAAP, these expenses must be recorded in the income statement as incurred.

Ex 3 - 35

e) Intangible Assets and Goodwill:

As mentioned in Note 6 i), under Mexican GAAP, until January 1, 2002 all intangible assets were amortized over a period of no more than 20 years. Effective January 1, 2003 revised Bulletin C-8, “Activos Intangibles” (Intangible Assets) (“C-8”), went into effect and recognizes that certain intangible assets have indefinite lives and should not be amortized. Under U.S. GAAP, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, effective January 1, 2002, goodwill and indefinite-lived intangible assets are also no longer subject to amortization, but rather are subject to periodic assessment for impairment. Accordingly, amortization of indefinite-lived intangible assets was discontinued in 2002 for U.S. GAAP and in 2003 for Mexican GAAP.

As a result of the adoption of this standard, the Company performed an initial impairment test as of January 1, 2002 and found no impairment. Subsequent impairment tests are performed annually by the Company, unless an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount, in which case an impairment test would be performed between annual tests.

f) Restatement of Imported Equipment:

As explained in Note 6 g), under Mexican GAAP, imported machinery and equipment have been restated by applying the inflation rate of the country of origin, then translated into Mexican pesos using the exchange rate in effect at the date of the most recent balance sheet presented.

Under U.S. GAAP, the Company applies the SEC regulations, which require that all machinery and equipment, both domestic and imported, be restated using the inflation factors.

g) Capitalization of the Integral Result of Financing:

Under Mexican GAAP, the capitalization of the integral result of financing (interest, foreign exchange and monetary position) generated by loan agreements obtained to finance investment projects is optional, and the Company has elected not to capitalize the integral result of financing.

In accordance with U.S. GAAP, if interest is incurred during the construction of qualifying assets, capitalization is required as part of the cost of such assets. Accordingly, a reconciling item for the capitalization of a portion of the integral result of financing is included in the U.S. GAAP reconciliation of the majority net income and majority stockholders’ equity. If the borrowings are denominated in U.S. dollars, the weighted-average interest rate on all such outstanding debt is applied to the balance of construction-in-progress to determine the amount to be capitalized. If the borrowings are denominated in Mexican pesos, the amount of interest to be capitalized as noted above is reduced by the gain on monetary position associated with the debt.

h) Financial Instruments:

In accordance with Mexican GAAP, as mentioned in Note 6 q), the Company values and records all derivative instruments and hedging activities according to Bulletin C-2, “Instrumentos Financieros” (Financial Instruments).

Under U.S. GAAP, the Company values and records all derivative instruments and hedging activities according to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 133, as amended, which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the fair value of the derivative instrument be recognized in the net income or other comprehensive income, if the instruments represent cash flow hedges that qualify for hedge accounting.

Ex 3 - 36

Under Mexican GAAP, the commodity price contracts as well as the equity forward contracted by the Company (see Note 19), have been designated as hedges and accordingly valued using the same valuation criteria applied to the underlying asset or liability, which are recognized in the income statement when the consumption or payment takes place. However, under U.S. GAAP, these agreements must be adjusted to their market value, recognizing the corresponding asset or liability. Except for certain interest rate swaps, the hedging relationship required by U.S. GAAP has not been adequately documented; therefore, a reconciling item has been included in the U.S. GAAP reconciliation to adjust earnings for this difference in valuation method.

Since the Company has properly designated the interest rate swaps as effective cash flow hedges, it recognizes the change in the fair market value of those swaps through other comprehensive income.

i) Deferred Income Taxes and Employee Profit Sharing:

The Company follows SFAS No. 109, “Accounting for Income Taxes” for U.S. GAAP purposes, which differs from Mexican GAAP as follows:

•	Under Mexican GAAP, deferred taxes are classified as non-current, while under U.S. GAAP are based on the classification of the related asset or liability;

•	Under Mexican GAAP, the effects of inflation on the deferred tax balance generated by monetary items are recognized in the result on monetary position. Under U.S. GAAP, the deferred tax balance is classified as a non-monetary item. As a result, the consolidated income statement differs with respect to the presentation of the gain (loss) on monetary position and deferred income tax provision;

•	Under Mexican GAAP, deferred employee profit sharing is calculated considering only those temporary differences that arise during the year and which are expected to turn around within a defined period, while under U.S. GAAP, the same liability method as used for deferred income taxes is applied; and

•	The differences in the restatements of prior year financial statements, start-up expenses, restatement of imported machinery and equipment, the capitalization of financing costs, financial instruments and the pension plan mentioned in Note 27 a), d), f), g), h) and j) generate a difference calculating the deferred income tax under U.S. GAAP compared to the one presented under Mexican GAAP (see Note 23 d).

	June 30, 2004		December 31, 2003
Reconciliation of Deferred Income Taxes
Deferred income taxes under Mexican GAAP	Ps.	3,364	Ps.	3,922
U.S. GAAP adjustments:
Restatement of imported equipment		(8)		73
Capitalization of integral result of financing		157		162
Start-up expenses		(41)		(39)
Pension plan		13		16
Financial instruments		100		(84)
Restatement of prior year financial statements		—		(18)

Total adjustments		221		110

Deferred income taxes under U.S. GAAP	Ps.	3,585	Ps.	4,032

The total deferred income taxes under U.S. GAAP include the corresponding current portion as of June 30, 2004 and December 31, 2003 of Ps. 1,788 and Ps. 1,766, respectively.

Ex 3 - 37

	June 30, 2004		December 31, 2003
Changes in the balance of deferred income taxes
Initial balance	Ps.	4,032	Ps.	4,782
Panamco acquisition effect		—		(949)
Financial instruments		175		(129)
Provision for the period		(585)		397
Change in the statutory income tax rate		(37)		(69)

Ending balance	Ps.	3,585	Ps.	4,032

Reconciliation of Deferred Employee Profit Sharing
Deferred employee profit sharing under Mexican GAAP		—		—
U.S. GAAP adjustments:
Allowance for doubtful accounts		(9)		(9)
Inventories		491		510
Prepaid expenses		17		21
Property, plant and equipment		1,241		1,313
Capitalization of interest expense		41		43
Intangible and other assets		22		(35)
Pension plan		(78)		(74)
Seniority premiums		(13)		(13)
Medical services		(18)		(15)
Other reserves		(84)		(113)

Total adjustments		1,610		1,628

Deferred employee profit sharing under U.S. GAAP		1,610		1,628

Changes in the balance of deferred employee profit sharing
Initial balance		1,628		1,722
Panamco acquisition effect		—		38
Provision for the period		(18)		(132)

Ending balance		1,610		1,628

j) Pension Plan:

Under Mexican GAAP, the liabilities for employee benefits are determined using actuarial computations in accordance with Bulletin D-3, “Obligaciones Laborales” (Labor Obligations), which is substantially the same as U.S. GAAP SFAS No. 87, “Employers’ Accounting for Pensions”, except for the initial year of application of both bulletins, which generates a difference in the unamortized prior service costs and in the amortization expense.

Under Mexican GAAP and U.S. GAAP, there is no difference in the liabilities for seniority premiums and postretirement medical benefits.

Ex 3 - 38

The Company has prepared a study of pension costs under U.S. GAAP based on actuarial calculations using the same assumptions applied under Mexican GAAP (see Note 16). The required disclosures under SFAS No. 87 are as follows:

	June 30,
	2004		2003
Net Pension Cost
Service cost	Ps.	51	Ps.	38
Interest cost		94		76
Actual return on pension plan funds		(51)		(50)
Net amortization and deferral		25		40

Net pension cost under U.S. GAAP		119		104
Net pension cost recorded under Mexican GAAP		106		74

Additional expense that must be recognized under U.S. GAAP	Ps.	13	Ps.	30

	June 30, 2004		December 31, 2003
Pension Liability
Projected benefit obligation	Ps.	3,379	Ps.	3,331
Pension plan funds at fair value		(1,673)		(1,698)

Unfunded projected benefit obligation		1,706		1,633
Unrecognized net transition obligation		(625)		(659)

Total unfunded accrued pension liability under U.S. GAAP		1,081		974
Total unfunded accrued pension liability under Mexican GAAP		1,121		1,052

Liability that must be canceled under U.S. GAAP		(40)		(78)

Change in Projected Benefit Obligation
Initial balance		3,331		2,631
Panamco acquisition		—		454
Service cost		51		88
Interest cost		94		163
Actuarial loss		(12)		185
Benefits paid on pension plan funds		(85)		(190)

Ending balance		3,379		3,331

Change in Pension Plan Funds
Initial balance		1,698		1,670
Panamco acquisition		—		167
Actual return on plan assets in real terms		51		105
Actuarial loss		9		(138)
Employee contribution		—		84
Benefits paid on pension plan funds		(85)		(190)

Ending balance		1,673		1,698

k) Minority Interest:

Under Mexican GAAP, the minority interest in consolidated subsidiaries is presented as a separate component within stockholders’ equity in the consolidated balance sheet.

Ex 3 - 39

Under U.S. GAAP, this item must be excluded from consolidated stockholders’ equity in the consolidated balance sheet. Additionally, the minority interest in the net earnings of consolidated subsidiaries is excluded from consolidated net income.

The U.S. GAAP adjustments shown in Note 28 a) and b) are calculated on a consolidated basis. Therefore, the minority interest effect is presented as a separate line item, in order to obtain net income and stockholders’ equity.

The minority interest in U.S. GAAP adjustments is as follows:

	June 30,
	2004		2003
Income Statement
Restatement of imported machinery and equipment	Ps.	1	Ps.	5
Capitalization of the integral result of financing		5		3
Financial instruments		6		(3)
Deferred income taxes		(54)		15
Deferred employee profit sharing		(28)		46
Pension plan cost		2		6
Deferred promotional expense		37		10

	Ps.	(31)	Ps.	82

	June 30, 2004		December 31, 2003
Stockholders’ Equity
Restatement of imported machinery and equipment	Ps.	101	Ps.	62
Capitalization of the integral result of financing		(153)		(159)
Financial instruments		(191)		69
Deferred income taxes		50		(10)
Deferred employee profit sharing		464		492
Goodwill		(21)		(21)
Accumulated pension plan liability		(2)		(3)
Deferred promotional expense		97		61

	Ps.	345	Ps.	491

l) Acquisition of Minority Interest:

In accordance with Mexican GAAP, the Company applied the entity theory to the acquisition of the minority interest by FEMSA in May 1998 through an exchange offer. Accordingly, no goodwill was created as a result of such acquisition and the difference between the book value of the shares acquired by FEMSA and the FEMSA shares exchanged was recorded as additional paid-in capital. The direct out-of-pocket costs identified with the purchase of minority interest are treated as an additional purchase cost and included in other expenses.

In accordance with U.S. GAAP, the acquisition of a minority interest must be accounted under the purchase method, using the market value of shares received by FEMSA in the exchange offer to determine the cost of the acquisition of such minority interest and the related goodwill. Goodwill in accordance with SFAS No. 142 (see Note 27 e), is no longer amortizable. Under U.S. GAAP, the direct out-of-pocket costs identified with the purchase of minority interest are treated as additional goodwill.

Ex 3 - 40

Additionally, SFAS No. 142 requires the allocation of all goodwill to the related reporting units. The allocation of the goodwill generated by the previously mentioned acquisition of minority interest is as follows:

FEMSA Cerveza	Ps.	8,075
Coca-Cola FEMSA		4,117
FEMSA Empaques		1,986
FEMSA Comercio		940

	Ps.	15,118

m) Statement of Cash Flows:

Under Mexican GAAP, the Company presents a consolidated statement of changes in financial position in accordance with Bulletin B-12, “Estado de Cambios en la Situación Financiera” (Statement of Changes in Financial Position), which identifies the generation and application of resources by the differences between beginning and ending financial statement balances in constant Mexican pesos. Bulletin B-12 also requires that monetary and foreign exchange gains and losses be treated as cash items for the determination of resources generated by operations.

In accordance with U.S. GAAP, the Company follows SFAS No. 95, “Statement of Cash Flows”, which is presented in historic Mexican pesos, with out the effects of inflation (see Note 27 n).

n) Retroactive Recognition of Debt Payment:

As mentioned in Note 18, in accordance with Mexican GAAP, Coca-Cola FEMSA elected to apply the proceeds of new debt against outstanding debt that was prepaid on July 2, 2004 as if the prepayment had occurred on June 30, 2004. Under U.S. GAAP, debt may not be extinguished until payment is made.

o) Summarized Financial Information under U.S. GAAP:

	June 30, 2004		December 31, 2003
Consolidated Balance Sheets
Current assets	Ps.	22,671	Ps.	20,325
Property, plant and equipment		43,338		43,583
Other assets		57,944		57,536

Total assets		123,953		121,444

Current liabilities		18,475		19,533
Long-term liabilities		40,646		41,616

Total liabilities		59,121		61,149
Minority interest in consolidated subsidiaries		19,840		17,496
Stockholders’ equity		44,992		42,799

Total liabilities and stockholders’ equity	Ps.	123,953	Ps.	121,444

Ex 3 - 41

	June 30,
	2004		2003
Consolidated Income Statements
Total revenues	Ps.	43,712	Ps.	33,109
Income from operations		5,903		4,946
Income before income tax and tax on assets		4,577		2,823
Income tax and tax on assets		1,505		912

Income before extraordinary items		3,072		1,911
Extraordinary items		1,175		—

Income before minority interest		4,247		1,911
Minority interest in results of consolidated subsidiaries		1,727		562

Net income		2,520		1,349
Cumulative translation adjustment		177		175
Cumulative result of holding non-monetary assets		(502)		(1,143)
Financial instruments		530		—

Other comprehensive income		205		(968)

Comprehensive income	Ps.	2,725	Ps.	381

Net income per share (constant pesos):
Per Series “B” share:
Before extraordinary items	Ps.	0.334	Ps.	0.227
Extraordinary items		0.090		—

Per Series “D” share:
Before extraordinary items	Ps.	0.417	Ps.	0.284
Extraordinary items		0.113		—

Consolidated Cash Flows (1)
Consolidated net income	Ps.	4,247	Ps.	1,826
Non-cash items		2,832		2,571

Gross operating cash flows		7,079		4,397

Working capital investment		(747)		(1,096)
Recoverable taxes, net		(967)		(1,332)
Interest payable		21		(53)
Labor obligations		(101)		(4)

Net cash flows from operating activities		5,285		1,912

Investments in:
Shares		100		6
Property, plant and equipment		(2,810)		(2,871)
Panamco acquisition		—		(29,158)
Other assets		256		63

Net cash flows used in investing activities		(2,454)		(31,960)

Bank loans		(2,272)		17,137
Dividends declared and paid		(814)		(1,043)
Other financial transactions		500		5,792

Net cash flows provided by (used in) financing activities		(2,586)		21,886

Cash and cash equivalents:
Net increase (decrease)		245		(8,162)
Cash received in acquisition of Panamco		—		643
Initial balance		7,646		15,208

Ending balance	Ps.	7,891	Ps.	7,689

Supplemental cash flow information:
Interest paid	Ps.	1,408	Ps.	588
Income tax and tax on assets paid		3,034		1,115

(1)	Expressed in millions of historical Mexican pesos.

Ex 3 - 42

	June 30, 2004		December 31, 2003
Consolidated Statements of Changes in Stockholders’ Equity
Initial balance	Ps.	42,799	Ps.	38,857
Dividends declared and paid		(532)		(415)
Capital contribution by The Coca-Cola Company		—		1,741
Financial instruments		530		(392)
Cumulative translation adjustment		177		(53)
Result of holding non-monetary assets		(502)		(263)
Net income		2,520		3,324

Ending balance	Ps.	44,992	Ps.	42,799

Note 28. Reconciliation of Mexican GAAP to U.S. GAAP.

a) Reconciliation of Net Income:

	June 30,
	2004		2003
Net majority income under Mexican GAAP	Ps.	2,434	Ps.	1,217
U.S. GAAP adjustments:
Restatement of prior year financial statements (Note 27 a)		—		(45)
Deferred promotional expenses (Note 27 c)		(68)		(9)
Start-up expenses (Note 27 d)		(9)		(3)
Intangible assets and goodwill (Note 27 e)		7		3
Restatement of imported machinery and equipment (Note 27 f)		(15)		(47)
Capitalization of the integral result of financing (Note 27 g)		(13)		(14)
Financial instruments (Note 27 h)		29		(32)
Deferred income taxes (Note 27 i)		181		246
Deferred employee profit sharing (Note 27 i)		18		(19)
Pension plan (Note 27 j)		(13)		(30)
Minority interest (Note 27 k)		(31)		82

Total adjustments		86		132

Net income under U.S. GAAP	Ps.	2,520	Ps.	1,349

Under U.S. GAAP, the monetary position effect of the income statement adjustments is included in each adjustment, except for the capitalization of the integral result of financing, intangible assets and goodwill and pension plan liabilities, which are non-monetary.

Ex 3 - 43

b) Reconciliation of Stockholders’ Equity:

	June 30, 2004		December 31, 2003
Majority stockholders’ equity under Mexican GAAP	Ps.	31,062	Ps.	29,038
U.S. GAAP adjustments:
Restatement of prior year financial statements (Note 27 a)		—		(223)
Deferred promotional expense (Note 27 c)		(181)		(113)
Start-up expenses (Note 27 d)		(125)		(116)
Intangible assets and goodwill (Note 27 e)		79		72
Restatement of imported machinery and equipment (Note 27 f)		(26)		227
Capitalization of the integral result of financing (Note 27 g)		477		490
Financial instruments (Note 27 h)		303		(256)
Deferred income taxes (Note 27 i)		(221)		(110)
Deferred employee profit sharing (Note 27 i)		(1,610)		(1,628)
Pension plan (Note 27 j)		40		78
Minority interest (Note 27 k)		345		491
Acquisition of minority interest (Note 27 l)		14,849		14,849

Total adjustments		13,930		13,761

Stockholders’ equity under U.S. GAAP	Ps.	44,992	Ps.	42,799

c) Reconciliation of Comprehensive Income:

	June 30,
	2004		2003
Majority comprehensive income under Mexican GAAP	Ps.	2,556	Ps.	1,082
U.S. GAAP adjustments:
Net income (Note 28 a)		86		132
Financial Instruments		530		—
Translation adjustment		223		109
Result of holding non-monetary assets		(670)		(942)

Comprehensive income under U.S. GAAP	Ps.	2,725	Ps.	381

Note 29. Future Impact of Recently Issued Accounting Standards Not Yet in Effect.

The Instituto Mexicano de Contadores Públicos (“IMCP”) issued the following bulletins whose application is mandatory effective 2005:

a) Bulletin D-3, “Obligaciones laborales” (“Labor obligations”) (Bulletin D-3):

Bulletin D-3 establishes: i) accounting standards for postretirement benefits other than pension, which in accordance with Circular No. 50, were previously regulated by International Accounting Standard No. 19; ii) accounting standards for the treatment of reductions and early extinguishment of post retirement benefits other than pensions; and iii) accounting standards for severance payments resulting from a restructuring and severance payments resulting from situations other than a restructuring. The Company does not anticipate that this new standard will have a significant impact on its financial position or results of operations.

Ex 3 - 44

b) Bulletin C-10 “Instrumentos financieros derivados y operaciones de cobertura” (“Derivative financial instruments and hedging transactions”) (Bulletin C-10):

Bulletin C-10 establishes detailed accounting guidelines for the valuation, presentation and disclosure of derivative financial instruments. In addition, it establishes the conditions to consider financial instruments as hedging, and classifies hedging as follows: i) fair value; ii) cash flow; and iii) foreign currency, for purposes of defining whether the gain or loss that results from the valuation of hedging instruments at fair value should be recorded in current year income or other comprehensive income.

c) Bulletin C-2, “Documento de Adecuaciones al Boletín C-2” (“Amendments to Bulletin C-2”):

Amendments to Bulletin C-2 establish that the gain or loss attributable to changes in the fair value of financial instruments classified as available for sale and their monetary effect, should be recognized in other comprehensive income, and upon their sale should be recognized in income. Bulletin C-2 does not allow the transfer of financial instruments originally classified as trading to be available for sale or held until maturity or vice-versa. Amendments to Bulletin C-2 also incorporates detailed rules to recognize impairment in the value of financial instruments.

d) Bulletin B-7 “Adquisición de Negocios” (“Business Combination”):

Bulletin B-7 establishes: i) the purchase method as the only acceptable method to account for business combinations and that IAS No. 22 “Business Combination” will no longer be supplemental; ii) the prohibition of the amortization of goodwill; iii) specific standards for the acquisition of minority interest and asset transfers or share exchanges between companies under common control; and iv) supplements the accounting for intangible assets recognized in a business combination, in accordance with Bulletin C-8. The Company believes that this new standard will not have a significant impact on its financial position or its results of operation.

Note 30. Subsequent Event.

On July 7, the Company issued two certificados bursátiles amounting a total of Ps. 2,500 in the Mexican market, with the following characteristics:

Certificados Bursátiles	Amount	Interest Rate	Maturity
Issue 1	Ps.1,250	CETES+0.89%	5 years
Issue 2	1,250	TIIE +0.45%	4 years

The proceeds from this issuance are expected to be used to buy back a 30% stake in FEMSA Cerveza from Interbrew (see Note 2).

Ex 3 - 45